RECORDKEEPING AGREEMENT



     THIS AGREEMENT made as of this ____ day of July, 1996, by and between PILGRIM AMERICA PRIME RATE TRUST, a Massachusetts business trust, having its principal place of business at Two Renaissance Square, 40 North Central Avenue, Suite 1200, Phoenix, Arizona 85004 ("Fund"), and INVESTORS FIDUCIARY TRUST COMPANY, a state chartered trust company organized and existing under the laws of the State of Missouri, having its principal place of business at 127 West 10th Street, Kansas City, Missouri, 64105 ("IFTC"):

                                   WITNESSETH:

          In consideration of the mutual promises herein contained, the parties hereto, intending to be legally bound, mutually covenant and agree as follows:

1.   Appointment of Recordkeeping Agent

          Fund hereby constitutes and appoints IFTC as Recordkeeping Agent for the Fund to perform certain accounting and recordkeeping functions related to portfolio transactions required of Fund as a registered investment company in compliance with Rule 31a of the Investment Company Act of 1940 ("1940 Act") and to calculate daily the Fund's net asset value.

2.   Representations and Warranties of Fund

     A. Fund represents and warrants that it is a business trust duly organized as heretofore described and existing and in good standing under the laws of Massachusetts.

     B. Fund represents and warrants that it has the power and authority under applicable laws, its articles of incorporation and bylaws, and has taken all action necessary, to enter into and perform this Agreement.

     C. Fund represents and warrants that it has determined that the computerized recordkeeping systems to be used by IFTC in maintaining accounting records of Fund hereunder, the "Portfolio Accounting System" and the "Loan Servicing System" (collectively, the "Systems"), are appropriate and suitable for Fund's needs.

     D. Fund shall preserve the confidentiality of the Systems and the tapes, books, reference manuals, instructions, records, programs, documentation and information of, and other materials relevant to, the Systems and the business of IFTC ("Confidential Information"). Fund shall not voluntarily disclose such Confidential Information to any other person other than its own employees who reasonably have a need to know such information pursuant to this Agreement. Fund shall return all such Confidential Information to IFTC upon termination or expiration of this Agreement.

     E. Fund has been informed that the Portfolio Accounting System is licensed for use by IFTC from DST Systems, Inc. ("DST") and that the Loan Servicing System is a proprietary system of IFTC's sub-agent hereunder State Street Bank and Trust Company ("State Street"). Fund acknowledges that IFTC, DST and State Street have proprietary rights in and to the Systems and all other IFTC, DST or State Street programs, code, techniques, know-how, data bases, supporting documentation, data formats and procedures, including without limitation any changes or modifications made at the request or expense or both of Fund (collectively, the "Protected Information"). Fund acknowledges that the Protected Information constitutes confidential material and trade secrets of IFTC, DST and State Street. Fund shall preserve the confidentiality of the Protected Information, and Fund hereby acknowledges that any unauthorized use, misuse, disclosure or taking of Protected Information, residing or existing internal or external to a computer, computer system, or computer network, or the knowing and unauthorized accessing or causing to be accessed of any computer, computer system, or computer network, may be subject to civil liabilities and criminal penalties under applicable law. Fund shall so inform employees and agents who have access to the Protected Information or to any computer equipment capable of accessing the same. DST and State Street are intended to be and shall be third party beneficiaries of the Fund's obligations and undertakings contained in this paragraph.

     F. If IFTC shall provide Fund direct access to the Systems or if IFTC and Fund shall agree to utilize any electronic system of communication, Fund shall be fully responsible for any and all consequences of the use or misuse of the terminal device, passwords, access instructions and other means of access to such systems which are utilized by, assigned to or otherwise made available to the Fund. Fund agrees to implement and enforce appropriate security policies and procedures to prevent unauthorized or improper access to or use of such systems. IFTC shall be fully protected in acting hereunder upon any instructions, communications, data or other information received by IFTC by such means as fully and to the same effect as if delivered to IFTC by written instrument signed by the requisite authorized representative(s) of the Fund. Fund shall indemnify and hold IFTC harmless from and against any and all costs, expenses, losses, liabilities, damages, charges and counsel fees which may be asserted against or incurred by IFTC as a consequence of the use or misuse, whether authorized or unauthorized, of the Systems or other computerized recordkeeping and reporting system to which IFTC provides Fund direct access hereunder or of any other electronic system of communication used hereunder by Fund or by any person who acquires access to any such system through the terminal device, passwords, access instructions or other means of access to any such system which are utilized by, assigned to or otherwise made available to the Fund, except to the extent attributable to any negligence or willful misconduct by IFTC.

3.   Representation and Warranties of IFTC

     A. It is a trust company duly organized and existing and in good standing under the laws of the State of Missouri.

     B. It has the requisite power and authority under applicable laws, by its charter and bylaws, and by agreement to enter into this Agreement and has taken all action necessary to enter into and perform the services contemplated herein and this Agreement has been duly executed and delivered by IFTC and constitutes a legal, valid and binding obligation of IFTC, enforceable in accordance with its terms.

4.   Duties and Responsibilities of IFTC

     A. Fund shall turn over to IFTC all of Fund's accounts and records previously maintained. IFTC shall be entitled to rely conclusively on the completeness and correctness of the accounts and records turned over to it by Fund and Fund shall indemnify and hold IFTC harmless of and from any and all expenses, damages and losses whatsoever arising out of or in connection with any error, omission, inaccuracy or other deficiency of such accounts and records or in the failure of Fund to provide any portion of such or to provide in a timely manner any other information needed by IFTC to perform its function hereunder.

     B.   Accounts and Records

          1. IFTC, with the direction and as interpreted by the Fund or Fund's accountants and/or other advisors, will prepare and maintain in complete, accurate, and current form all accounts and records needed to be maintained as a basis for calculation of the Fund's net asset value and as further agreed upon by the parties in writing, and will preserve such records in the manner and for the periods required by the 1940 Act or such longer period as the parties may agree upon in writing.

          2. Unless the information necessary to perform the above functions is furnished in writing or its electronic or digital equivalent to IFTC prior to the next close of the New York Stock Exchange and calculation of the Fund's net asset value, IFTC shall incur no liability and the Fund shall indemnify and hold IFTC harmless from and against any liability in connection therewith.

          3. It shall be the responsibility of Fund to furnish IFTC with the declaration, record and payment dates and amounts of any dividends or income and any other special actions required concerning the assets in the portfolio when such information is not readily available from generally accepted securities industry services or publications.

          4. The accounts and records maintained and preserved by IFTC shall be the property of the Fund and shall be made available to the Fund for inspection or reproduction within a reasonable time, upon demand.

          5. IFTC shall assist Fund's independent accountants, or upon approval of Fund or upon demand, any regulatory body, in any requested review of Fund's accounts and records maintained by IFTC but shall be reimbursed by Fund for all expenses and employee time invested in any such review outside of routine and normal periodic reviews.

          6. Upon receipt from Fund of any necessary information, IFTC shall provide information from the books and records it maintains for Fund that Fund needs for tax returns, questionnaires, or periodic reports to shareholders and such other reports and information requests as Fund and IFTC shall agree upon from time to time.

          7. IFTC and Fund may from time to time adopt procedures as they agree upon, and IFTC may conclusively assume that any procedure approved by Fund, or directed by Fund, does not conflict with or violate any requirements of Fund's prospectus, declaration of trust, bylaws, or any rule or regulation of any applicable regulatory body or governmental agency. Fund shall be responsible to notify IFTC of any changes in statutes, rules, requirements, or policies which may necessitate changes in IFTC's responsibilities or procedures.

          8. IFTC will calculate the Fund's net asset value in accordance with the Fund's prospectus once daily. IFTC will price the securities and foreign currency holdings of the Portfolios for which market quotations are available by the use of outside services designated by Fund which are normally used and contracted with for this purpose; all other securities and foreign currency holdings and all loans and interests in loans held by the Fund will be priced in accordance with Fund's instructions.

5.   Limitation of Liability of IFTC

     A. IFTC shall not be responsible or liable for, and Fund shall indemnify and hold IFTC harmless from and against, any loss or liability arising out of IFTC's action or omission to act pursuant hereto, except for any loss or damage arising from any negligent act or willful misconduct of IFTC. IFTC shall indemnify and hold harmless Fund from and against any loss or liability arising from such negligence or willful misconduct. The Fund agrees to minimize any potential monetary loss(es) by reprocessing shareholder transactions or employing any other customary procedures to reduce such monetary loss(es). Neither party shall be liable to the other for consequential, special, or punitive damages. IFTC may request and obtain the advice and opinion of counsel for Fund or its own counsel at the expense of Fund with respect to questions or matters of law, and it shall be without liability to Fund for any action taken or omitted by it in good faith, in conformity with such advice or opinion.

     B. IFTC may rely upon the advice and statements of Fund, its distributor, its management company and its accountants, officers and other authorized individuals (as provided by corporate resolution to IFTC) and others believed by it in good faith to be expert in matters upon which they are consulted. Actions or inaction taken in reliance on such advice and statements shall not be considered "negligent" and IFTC shall not be liable for any actions taken in good faith upon such advice and statements.

     C. If Fund requests IFTC in any capacity to take any action which involves the payment of money by it, or which in IFTC's opinion might make it liable for payment of money or in any other way, IFTC shall be and be kept indemnified by Fund in an amount and form satisfactory to IFTC against any liability on account of such action; provided, however that IFTC shall not be obligated to expend its own moneys or to take any such action except in IFTC's sole discretion.

     D. IFTC shall be entitled to receive and Fund agrees to pay to IFTC, on demand, reimbursement for such cash disbursements, costs and expenses as may be agreed upon in writing from time to time by IFTC and Fund.

     E. IFTC shall be protected in acting hereunder upon any instructions, advice, notice, request, consent, certificate or other instrument or paper appearing to it to be genuine and to have been properly executed and shall, unless otherwise specifically provided herein, be entitled to receive as conclusive proof of any fact or matter required to be ascertained from Fund as determined by IFTC, instructions or a certificate signed by Fund's President or other officer of Fund as requested by IFTC.

     F. Without limiting the generality of the foregoing, IFTC shall be under no duty or obligation to inquire into, and shall not be liable for:

          1. The validity of the issue of any assets purchased by or for Fund, or the legality of the purchase thereof, the validity, completeness, correctness or sufficiency of any loan documents, the sufficiency of the evidence of ownership of any assets of Fund, or the propriety of the decision to purchase or amount paid for any assets;

          2. The legality of the sale of any assets by or for Fund, or the propriety of the amount for which the same are sold;

          3. The legality of the issue or sale of any shares of Fund, or the sufficiency of the amount to be received therefore;

          4. The legality of the repurchase or redemption of any shares of Fund, or the propriety of the amount to be paid therefore; or

          5. The legality of the declaration of any dividend by Fund, or the legality of the issue of any shares of Fund in payment of any dividend.

     G. IFTC shall not be liable for, or considered to be the custodian of, any money represented by any check, draft, wire transfer, clearing house funds, uncollected funds, or instrument for the payment of money received by it on behalf of Fund, until IFTC actually receives such money, provided only that it shall advise Fund promptly if it fails to receive any such moneys in the ordinary course of business, and use reasonable efforts and cooperate with Fund toward the end that such money shall be received.

     H. Notwithstanding anything herein to the contrary, it is expressly understood and agreed that IFTC shall have no responsibility to Fund, the Fund's shareowners or any other person or entity for moneys or securities of Fund held by banks or trust companies as custodians in the absence of negligence or willful misconduct of IFTC.

     I. IFTC shall not use any information made available to it under the terms of this Agreement for any purpose other than complying with its duties and responsibilities under this Agreement or as specifically authorized by Fund in writing to IFTC.

6. Force Majeure. IFTC shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation any interruption, loss or malfunction of any utility, transportation, computer (hardware or software) or communication service; or inability to obtain labor, material, equipment or transportation; nor shall any such failure or delay give Fund any additional right to terminate this Agreement.

7. Compensation. Fund shall pay to IFTC such compensation at such time as may from time to time be agreed upon in writing by IFTC and Fund. Fund shall also reimburse IFTC for all out-of-pocket expenses incurred by IFTC in connection with services performed pursuant to this Agreement.

8. Procedures. IFTC and Fund may from time to time adopt procedures as they agree upon, and IFTC may conclusively assume that any procedure approved or directed by Fund or its accountants or other advisors does not conflict with or violate any requirements of Fund's prospectus, articles of incorporation, bylaws, any applicable law, rule or regulation, or any order, decree or agreement by which the Fund may be bound.

9. Termination. This Agreement shall continue in effect until terminated by either party by notice in writing received by the other party not less than ninety (90) days prior to the date upon which such termination shall take effect. Upon termination of this Agreement:

     A. Fund shall pay to IFTC its fees and compensation due hereunder and its reimbursable disbursements, costs and expenses paid or incurred to such date.

     B. Fund shall designate a successor (which may be Fund) by notice in writing to IFTC on or before the termination date.

     C. IFTC shall deliver to the successor, or if none has been designated, to Fund, at IFTC's office, all records, funds and other properties of Fund deposited with or held by IFTC hereunder. In the event that neither a successor nor Fund takes delivery of all records, funds and other properties of Fund by the termination date, IFTC's sole obligation with respect thereto from the termination date until delivery to a successor or Fund shall be to exercise reasonable care to hold the same in custody in its form and condition as of the termination date, and IFTC shall be entitled to reasonable compensation therefor, including but not limited to all of its out-of-pocket costs and expenses incurred in connection therewith.

10. Notices. Notices, requests, instructions and other writings received by Fund at Two Rennaissance Square, 40 North Central Avenue, Suite 1200, Phoenix, Arizona 85004, or at such address as Fund may have designated to IFTC in writing, shall be deemed to have been properly given to Fund hereunder; and notices, requests, instructions and other writings received by IFTC at its offices at 127 West 10th Street, Kansas City, MO 64105, or to such other address as it may have designated to Fund in writing, shall be deemed to have been properly given to IFTC hereunder.

11. Limitation of Liability. Notice is hereby given that a copy of Fund's trust agreement and all amendments thereto is on file with the Secretary of State of the state of its organization; that this Agreement has been executed on behalf of Fund by the undersigned duly authorized representative of Fund in his/her capacity as such and not individually; and that the obligations of this Agreement shall only be binding upon the assets and property of Fund and shall not be binding upon any trustee, officer or shareholder of Fund individually.

12.  Miscellaneous

     A. This Agreement is executed and delivered in the State of Missouri and shall be governed by the laws of said state.

     B. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

     C. No provisions of the Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

     D. The captions in the Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effort.

     E. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     F. If any part, term or provision of this Agreement is determined to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

     G. This Agreement may not be assigned by either party without prior written consent in writing of the other party.

     H. The representations and warranties, the indemnification extended hereunder, and the provisions of Section 2.D. and 2.E. are intended to and shall continue after and survive the expiration, termination or cancellation of this Agreement.

     I. The Recordkeeping Agreement between IFTC and Fund dated as of April 1, 1988, is hereby cancelled and superseded effective as of the date hereof, except that all rights, duties and liabilities which may have arisen under such Agreement prior to the effectiveness hereof shall continue and survive. Otherwise, this Agreement does not in any way affect any other agreements entered into between the parties hereto.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective and duly authorized corporate or trust officers.

                        INVESTORS FIDUCIARY TRUST COMPANY


        By:
        Title:


                        PILGRIM AMERICA PRIME RATE TRUST


        By:
        Title: